Exhibit 99.1

CORPORATE PARTICIPANTS

Ken Cruse Sunstone Hotel Investors, Inc. - CEO

John Arabia Sunstone Hotel Investors, Inc. - President

Bryan Giglia Sunstone Hotel Investors, Inc. - CFO

Marc Hoffman Sunstone Hotel Investors, Inc. - COO

CONFERENCE CALL PARTICIPANTS

Chris Woronka Deutsche Bank - Analyst

David Loeb Robert W. Baird & Company, Inc. - Analyst

Lukas Hartwich Green Street Advisors - Analyst

Ryan Meliker MLV &  Co. - Analyst

Andrew Didora Bank of America - Analyst

Anthony Powell Barclays Capital - Analyst

Bill Crow Raymond James & Associates - Analyst

David Auerbach Esposito Securities - Analyst

Nikhil Bhalla FBR - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen and thank you for standing by. Welcome to the fourth-quarter and full-year earnings conference call. At this time all participants are in listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time.

I would like to remind everyone that this conference is being recorded today, Friday February 21, 2014 at 9 AM Pacific Standard Time. I will now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead.

Bryan Giglia  — Sunstone Hotel Investors, Inc. - CFO

Thank you, Sarah, and good morning everyone. By now you should have all received a copy of our fourth-quarter earnings release and our supplemental, which were released yesterday. We also posted a new presentation that can be found on our website. If you do not yet have a copy of any of these, you can access them on our website at www.sunstonehotels.com.

Before we begin this call I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements. We also note that this call may contain non-GAAP financial information, including EBITDA, adjusted EBITDA, FFO, adjusted FFO and hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call today are Ken Cruse, Chief Executive Officer; John Arabia, President; and Marc Hoffman, Chief Operating Officer. After our remarks we will be available to answer your questions. Before I turn the call over to Ken, I’d like to remind everyone that with the beginning of 2013 we adopted calendar quarter reporting periods for our 10 Marriott managed hotels, similar to the rest of our portfolio which also reports on a calendar basis. In 2012 reporting for our Marriott managed hotels was based on a 13-period fiscal calendar. As a result of this calendar shift, our Q4 2013 revenues, net income, adjusted EBITDA and adjusted FFO have 20 less days than in Q4 2012. Because of this comparison our Q4 — our comparisons to Q4 2012 are not meaningful.

With that, I’d like to now turn the call over to Ken. Ken, please go ahead.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Thanks, Bryan, and thank you all for joining us today. On today’s call I’ll start by reviewing our fourth-quarter and full-year earnings report. I will then discuss some of our portfolio quality improvement plans and I’ll highlight leading indicators for our portfolio. Next, John will discuss several finance initiatives aimed at improving our corporate flexibility and enhancing our total shareholder returns. Following John’s comments Marc will review our operations in detail and will highlight certain asset management initiatives. Bryan will then go over our balance sheet, liquidity and guidance for the first quarter and full year before I wrap up our prepared remarks with a discussion on our priorities for 2014 and beyond.

To begin, our portfolio continued to perform reasonably well in the fourth quarter. Ongoing improvements in demand coupled with solid growth from many of our newly acquired and recently renovated hotels offset by isolated negative events, such as the government shutdown and softness in Chicago and New York, resulted in moderate top line growth in the fourth quarter. Our comparable Hotel RevPAR grew by 3.5% over the fourth quarter 2012, which was in the midpoint of our guidance range.

Our comparable ADR grew by $2.80 to $188.01 while our occupancy increased by 150 basis points to 77.3%. We achieved significant occupancy gains in our Renaissance Washington DC, our Hyatt Regency Newport Beach and our Hyatt Regency San Francisco. Our moderate top line growth to push our adjusted EBITDA and adjusted FFO per diluted share to the high-end of our guidance range. I should reiterate that as Bryan noted our absolute comparisons to Q4 2012 are somewhat distorted.

Specifically, while our absolute margin figures imply a 90 basis point reduction from our Q4 Hotel EBITDA margins, absolute margin comparisons were impacted by several unique and one-time factors in the fourth quarter. Specifically, in addition to the Marriott calendar shift, our fourth quarter was impacted by roughly $650,000 of full-year 2013 real estate tax increases which comped over $1.3 million of full-year 2012 real estate tax credits. Taking out the noise we estimate that our normalized hotel margins would have improved by roughly 50 basis points in the fourth quarter.

Shifting to the full year, details of the full-year 2013 are provided in our release, 10-K and supplemental. I will just touch on a couple of key takeaways from our report. First, as with our fourth-quarter, our adjusted EBITDA and adjusted FFO per diluted share once again came in at the high end of our guidance range. While our RevPAR growth rate was 4.5%, this was not in and of itself record breaking. Many of our operating statistics are at or approaching record levels. Specifically, on a same-store basis our portfolio occupancy rate is now 2 percentage points above prior peak and our portfolio RevPAR is essentially at prior peak levels.

Turning to our balance sheet, in 2013 we improved our consolidated debt plus preferred to total capitalization by nearly 9 percentage points from over 46% at the beginning of 2013 to just over 37% at the end of 2013. And over the last two years we have reduced our leverage by 29 percentage points. Notably, we delivered total shareholder returns of 66% over the same time period. This clearly underscores the fact that when carefully administered, a lodging REIT can materially deleverage while delivering strong shareholder returns.

Shifting to our ongoing program to improve the quality and competitiveness of our portfolio, I will spend a moment on our 2014 capital expenditure plan. Our capital investment budget calls for between $120 million and $140 million of capital investments into our hotels. This is generally in line with our total portfolio investments over the last several years. I’ll spend a moment now on some of our higher profile projects. First, with respect to the Boston Park Plaza, our plan is to improve the competitiveness of this well located but sorely undercapitalized hotel through a phased, comprehensive renovation program.

Our repositioning plan aims to improve the overall guest experience from the current 2.5 star quality level to a 3.5 star quality. Which we believe is the right competitive positioning for this hotel given its location in the Back Bay market and the relative positioning of other existing hotels in the market. We believe our phasing plan will minimize renovation disruption during what we expect to be three very strong years in the Boston hotel market. Not only will the hotel not be shut down during any portion of our renovations, we in fact expect minimal revenue disruption, ranging from just $1 million this year to a maximum of perhaps $3.5 million during the peak rooms renovation planned in the winter of 2016.

We put a more detailed summary of our renovation programs for both the Boston Park Plaza and the Hyatt Regency San Francisco on our website, so I’ll briefly summarize some key details today. For phase 1 of the Boston Park Plaza renovation we are in the process of investing roughly $18 million to $19 million to upgrade the hotel’s elevators, facade, roof and HVAC systems. This phase directly addresses some of the primary guest complaints of the hotel, including insufficient HVAC systems and poor internet connectivity.

Phase 1 also entails work required to lease approximately 30,000 square feet, or 75% of un- or under-occupied retail space located within the hotel.We believe the tenants we’ve selected will nicely complement the guest experience we’re in the process of creating. Specifically we have executed new leases with Hermes of Paris Inc., who will occupy a 5,500 square foot retail store on the first floor and with Strega Restaurant Group, a local operator of leading Boston restaurants, who will occupy a 5,900 square foot restaurant on the first floor. We are on pace to have both tenants up and running during the second half of 2014 and we are also in the process of finalizing lease terms with a national fitness operator to occupy approximately 19,000 square feet of additional leasable space on the first floor and basement level of the hotel. We expect to have this tenant in place between Q4 2014 and Q1 of 2015.

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Future renovation phases include reinvigorating the lobby and existing meeting space and converting second level office space into new meeting space, which is scheduled to begin in December of 2014 and be largely completed by March of 2015. A year later we will complete our full, albeit routine, guest room and corridor renovation which is scheduled to begin in the fourth quarter of 2015 and continue into the second quarter of 2016.

Again, we will complete most of the renovation work during the seasonally slow winter months resulting in very limited disruption for a renovation of this scope. Once completed, we expect our total investment in this well located, high quality, fee-simple asset to be between $320,000 and $330,000 per key. In the meantime, we expect the hotel to deliver RevPAR growth of between 6.5% and 8.5% in 2014, after adjusting for expected renovation disruption.

Shifting to the Hyatt Regency San Francisco, we acquired the Hyatt Regency San Francisco in December of 2013 with a game plan of immediately renovating the guest rooms to improve the competitive positioning of the hotel. In January we began a $17 million rooms renovation, which will address the hotel’s guest rooms and suites, bathrooms and corridors.Given the seasonality patterns in San Francisco, we expected just $1 million to $2 million of renovation related revenue displacement this year, which was included in the estimated 2014 EBITDA we provided when we announced the acquisition. In fact the renovation has been underway for the last month and 96 new rooms have already been put back into service. Even with the renovation in full swing, RevPAR for the hotel has grown by 6.6% this year to date through February 17. We are projecting between 5% and 7% RevPAR growth for the Hyatt Regency San Francisco in 2014.

Additionally we are in the process of investing approximately $5 million to renovate the Doubletree Times Square hotel lobby and expand its fitness center. We have also installed a new revenue-generating digital marquee sign, which was up and running before the Super Bowl.

During 2014 we also expect to invest approximately $40 million to complete routine guest room, bath and public space renovations, many of which began in the fourth quarter of 2013 and are expected to be substantially completed during the first quarter of 2014. Specifically, we will be competing the rooms and public space renovation of our Hilton Garden Inn Chicago by the end of March as well as a complete rooms renovation at the Renaissance Long Beach, also in March.

We have completed the full rooms and ballroom renovation at the Renaissance Orlando and we plan a rooms renovation and small lobby at our Hilton New Orleans. We will also renovate the bathrooms and meeting space in our Renaissance Washington — I’m sorry, the ballroom and meeting space of our Renaissance Washington DC throughout the year as space is available to minimize disruption.

Taken as a whole, we expect to incur between $2 million and $4 million of renovation revenue disruption in 2014, well below the $10 million of revenue disruption we incurred in 2013. Meanwhile, as expected the hotels that we have renovated in 2013 are generally ramping up well. For example, through February 17 our Hilton Times Square, which was under renovation during the first quarter last year, is showing a 53.7% increase in RevPAR year to date.

Finally, we expect to invest approximately $15 million to $20 million throughout our portfolio 2014 on returned focused energy and systems investments. Our energy investments range from ECM Motors in 75% of our hotel rooms, Inn Com automated guestroom temperature controls, variable frequency drives to entire hotel LED light bulb replacements. We’re also installing low flow toilets and we’re also doing complete chiller/boiler system overhauls in many of our hotels. Through this initiative we are not only making our portfolio more green, we expect to realize returns ranging from the low teens to upwards of 30% on these investments. In part, due to the energy projects that we have completed over the last year, our energy cost per occupied room decreased by 5.8% in the fourth quarter of 2013 and decreased by 4.6% for the full year of 2013 as compared to 2012.

Turning now to leading indicators. We’re still seeing a number of trends across our portfolio that point towards continued moderate growth. On the macro front, US employment continues to slowly improve. Industry-wide business transient and negotiated account trends both are set to improve as well. And one of the best leading indicators for our business is group booking productivity. Group booking productivity, which we define as all future group room nights booked during a specific period. Notably, our same-store group productivity for the full-year 2013 increased by 2.6% over the full-year 2012. Keeping with the theme, while 2.6% growth is not itself eye-popping, it is important to note that we are talking about improvements over already record level group same-store productivity for our portfolio.

As a result, our 2014 group pace, defined as group revenues on the books for the current year, is now the strongest it has been in the past five years. Specifically, while our 2014 group pace was slightly below trend several quarters back, our 2014 group pace is now up approximately 4% over 2013 pace the same time last year. When considering the very high occupancy level of our portfolio, we expect that our solid 2014 group base will help to further improve the business transient pricing power of our hotels. Accordingly, we expect our RevPAR and earnings growth to accelerate in 2014.

That said, as Bryan will discuss in a moment, we see no reason to be aggressive in our full-year guidance at this time. As we have typically done, we’ve set a guidance range that we believe is realistic and attainable. We will make every effort, of course, to outperform our guidance range. And we are out the gate strongly thus far in 2014. In January our portfolio generated RevPAR growth of approximately 6.5%. And with that, I will now turn the call over to John to discuss some of our current finance initiatives.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

John Arabia  — Sunstone Hotel Investors, Inc. - President

Thank you, Ken, and good morning everyone.

Today I will provide greater clarity on our anticipated 2014 dividend as well as provide an overview of two financial tools recently put in place including an ATM share issuance program and a share repurchase authorization. We believe that our dividend policy as well as the implementation of these financial tools will enhance total shareholder value, by (1) providing greater optionality to efficiently reinvest operating cash flow back into our portfolio and to meet our corporate objectives; (2) raising incremental capital in a cost efficient way when our share price fully, or more than fully, reflects the value of our portfolio; and (3) capitalizing on periodic dislocations in the equity markets through the repurchase of our own shares.

First off, I’ll provide more clarity regarding our dividend policy. Today we announced a continuation of our $0.05 per share per quarter cash common dividend. As many of you are aware, our taxable income attributed to common shareholders is expected to increase from roughly $0.10 per share in 2013 to an estimated $0.50 to $0.60 per share in 2014 based on our current earnings guidance. The significant increase in taxable income is largely attributed to, (1) exhausting the majority of our NOLs; (2)  a reduction in the preferred stock dividend as a result of eliminating the series A and series C preferred in early 2013; (3) capturing the income from the non-ownership stub period of our 2013 acquisitions; and (4) the anticipated increase in aggregate property level earnings.

In order to satisfy our distribution requirements, we expect to pay a substantial topper dividend in the fourth quarter of 2014, which may be structured as an all-cash dividend or as a combination of cash and stock subject to IRS rules. Later on in the year we intend to make the determination of the level and composition of the year-end dividend based largely on our capital requirements and the advancement of our corporate objectives, including our long-term leverage initiatives. Based on yesterday’s closing share price of $13.38, our projected taxable income implies a full-year yield of between 3.7% and 4.5%.

Now let me turn to the implementation of various finance tools intended to provide us with greater financial flexibility. We have concurrently put in place a $150 million ATM share issuance program as well as a $100 million share buyback authorization. To be very clear, as of today we do not intend to use either the ATM or the share buyback program at the current stock price. Rather, these financial tools simply give us the option of raising incremental capital to boost liquidity when our shares are trading at a premium to NAV or to buy back our stock when our share price is considerably lower than the inherent value of our portfolio.

With a strong balance sheet, ample liquidity and a well staggered debt maturity schedule, we expect periodically and opportunistically utilize these commonly used financial tools to efficiently take advantage of various opportunities as they arise.

With that, I’ll turn it over to Marc to discuss our fourth-quarter and full-year 2013 operating results and our thoughts on the current operating environment.

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

Thank you, John, and good morning everyone. Thank you for joining us today. I will review our portfolio’s fourth-quarter and full-year 2013 operating performance in greater detail. All hotel information discussed today, unless otherwise noted, is for our 28-hotel portfolio which excludes Boston Park Plaza and is adjusted for the Marriott calendar change. For the fourth quarter our comparable RevPAR was up 3.5% to $145.33 with a 1.5% growth in ADR and the 150 basis point improvement in occupancy.

During the fourth quarter, eight of our hotels generated double-digit RevPAR growth including our Renaissance DC, Marriott Long Wharf and JW Marriott New Orleans. From a total rooms segmentation standpoint in Q4, group revenues were flat year-over-year driven by a 2% increase in ADR and a 2% decrease in group rooms. Our New Orleans hotels had a great group and transient rate growth due to strong citywides during the fourth quarter. Other hotels with good group rate growth in the fourth quarter were the Renaissance DC and Marriott Long Wharf.

Q4 transient-only room revenue increased 4.8% to last year, with a 2.2% increase in ADR and a 2.5% increase in room nights. During the fourth quarter our comparable portfolio had 560 sell out nights, or 21.7% of the Q4 room nights. This is an improvement over the 522 sell out nights we achieved during the fourth quarter of 2012. This is the highest number of Q4 sellouts for our portfolio in the last five years. As our hotels have established better base business through group in contracts, our operators have focused on increasing transient revenue through rates with mix shifting and compression.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

A few key revenue management reference points for Q4. Our premium room revenue improved 9.6%. Our corporate negotiated ADR grew 3.2%. And finally, our discount room segments grew ADR 9.8% with discounted room nights increasing 6.1% as our operators effectively shifted our business mix into both higher-rated segments and higher-rated discount segments.

For the full year 2013 our comparable portfolio RevPAR was up 4.5% to $148.20, which was negatively impacted by $10 million of total revenue displacement, or 120 basis points. For 2013, four of our hotels generated double-digit RevPAR growth, led by the Renaissance DC which had an unprecedented year with great in-house group growth driven by the new rooms product.

A key revenue management highlights for full-year 2013, our premium room revenue improved 7.5% driven by a 6% increase in rooms. Our corporate negotiated ADR grew 4.2%. Our discounted room segments grew ADR 8% with discounted room nights increasing only 1% as our operators effectively shifted our business mix into both higher-rated segments and higher-rated discount segments. Overall for full-year 2013, our portfolio had a 7% increase in sell out nights as compared to 2012. This was the fifth consecutive year of growth in sell out room nights.

As we have stated over the last few quarters, our operations have focused on increasing transient revenue through aggressive revenue mix management changes. Interestingly, these mix shifts appear to have been accomplished largely without negatively impacting our occupancy rates. Full-year 2013, our 28-hotel comparable portfolio is up plus 2.6% in group room production for all current and future years driven by significant group bookings at several of our hotels, including the Sheraton Cerritos, Marriott Quincy and Hilton San Diego Bayfront. We continue to see strong continued group trends throughout our portfolio. Our four 2013 major renovation hotels were plus 12.3% in group production for the full year driven by an over 50% increase in group room production post renovations.

We continue to seek opportunities to improve the portfolio profitability. As we mentioned on all of our calls in 2013, energy continues to be a significant focus of the Company. We continue to implement various energy savings initiatives as Ken discussed throughout the portfolio. To that end our energy costs per occupied room decreased 5.8% in the fourth quarter and decreased 4.6% for the full year 2013 as compared to 2012. As we continue to implement these energy savings programs, we are targeting returns ranging from the low teens to 30% our invested capital.

Looking forward to 2014, our current 2014 group pace for all 29 hotels has increased to 3.8% driven largely by growth in occupied room nights. Our portfolio is being negatively impacted by our Renaissance Washington DC, where group pace stands roughly 10% below last year’s record pace. We expect DC to have significant impact on our portfolio all year due to the difficult comp over a phenomenal 2013 and due to the very soft market that DC is expected to have in 2014. Our four major 2013 renovation hotels are heading into 2014 with group pace up 34.2% driven by a 25% increase in rooms and a 7.5% increase in ADR.

Now let spent some time talking about a few of our key markets in 2014. We expect four of our markets, Washington DC, Chicago, New York and New Orleans, to somewhat lag our portfolio in terms of 2014 growth.

Washington DC as an overall market is expected to be flat to negative in 2014. PKF’s most recent forecast for upper priced hotels indicates a 0.4% reduction in RevPAR driven by several different factors, including the impact of inauguration in 2013, the lack of growth in major citywide conventions and the decline of mini citywides which particularly impacts the city center hotels, continued uncertainty in the government travel allowances, government group restrictions and finally, the addition of new supply in DC led by the opening of the new 1,175 room Marriott Marquis, scheduled to open in May.

Because our Renaissance does more group and convention-driven business and last year was a record year for in-house group at this hotel, we expect our hotel to underperform the market in 2014 by a couple hundred basis points. We remain very bullish on Washington DC in the long-term, especially with stronger citywide years in the outer years of 2016 and 2017. Specific to our hotel, we expect the completion of the City Center mixed-use project located at the front door of our hotel, will bring an upsurge in transient demand for the DC Renaissance.

Shifting to Chicago, as an overall market is expected to be positive, but the market is still absorbing the recent increase in supply. Citywides are expected to be up marginally, but the addition of new supply is limiting the hotel’s ability to grow rate as they absorb the new inventory in the city. In Q4 2013, according to Smith Travel Research, the upscale chain tract in Chicago declined a negative 6.5% in RevPAR while our Hyatt Chicago declined by 5.7%. Our Embassy Suites increased 1.2% and our Hilton Garden Inn declined 12%. Our Hilton Garden Inn saw a significant impact from the opening and continued ramp-up of the White Lodging triplex. Our Hyatt Chicago is being impacted by the lack of significant growth in citywide conventions and the new supply. The hotel has seen a very good ramp-up in the last six months and has exceeded our underwriting in revenue for 2013. However, hotel profitability is ramping a bit slower than originally anticipated. That said, we remain confident that the hotel will continue to build market share over time.

We believe that New York as an overall market will have minimal growth due to the new supply both in New York City and in our Times Square market. We did experience a better than anticipated lift from Super Bowl in 2014 and our Hilton Times Square will outperform the market due to the renovation displacement and ADR growth we experienced in 2013. Specifically, RevPAR at our Hilton Times Square is up 53% year-to-date through February 17. Yet RevPAR at the Doubletree is only

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up 4%. We expect rate growth for our Doubletree Times Square to moderate this year as the market continues to assimilate new supply. Again, long-term we see the New York market as one of the top hotel markets in the country and we believe the premier locations of our two assets will continue to improve over time.

Finally, the last of our markets where we expect some softness in 2014 is New Orleans. Our JW Marriott New Orleans performed phenomenally during the Super Bowl last year and as a result of mega citywides that were in the market. Our hotels are expected to have a difficult comparison to the outperformance they had with these special events. The Super Bowl alone positively impacted the JW’s full year RevPAR by approximately 380 basis points and 2014 has three fewer major citywide conventions on a year-over-year basis.

Now for the markets where we expect above-average growth in 2014: Boston, San Francisco and Orlando.

Boston as an overall market is expected to perform very strong in 2014. The city will see an increase of four citywides compared to 2013. In addition, there is limited supply growth across the market, which is combined with peak occupancies in several hotels, is expected to lead to strong rate growth. We are projected our three Boston hotel to deliver between 6.5% and 8.5% in combined RevPAR growth in 2014, including the limited renovation displacement at the Boston Park Plaza.

In San Francisco we expect to have a very strong performance in 2014 with RevPAR being one of the top markets in the nation. While the number of citywides are flat, the number of rooms per citywide is forecasted to increase as well as the continued growth in technology demand and transient demand. While our hotel will be slightly impacted by the guest rooms renovation in the first quarter, the remainder of the year we expect to see growth in both transient and group. We expect our San Francisco Hyatt Regency to deliver between 5% and 7% RevPAR growth in 2014.

The Orlando market continues to experience strong growth in demand. Our hotel expects to have significant growth in group rooms driven from stronger citywide year in 2014 than 2013. We expect our Renaissance Orlando to deliver between 7.5% and 9.5% RevPAR growth in 2014.

Looking beyond 2014, we believe our portfolio is well positioned to outperform for the duration of this cycle. In 2015 some of the markets where we expect strength will be Orlando, where our hotels’ 2015 pace is up 20%; Chicago, where citywides increased to 37% from 35% in 2014 and 34% in 2013; New Orleans, where citywide room nights are up 16% and at the Hilton San Diego Bayfront where our hotels rate pace is up 8.3%.

In 2016 we expect to see good growth in Washington DC, San Diego, New Orleans, San Francisco and Boston. Let me turn now to Bryan to review our liquidity and guidance. Bryan, please go ahead.

Bryan Giglia  — Sunstone Hotel Investors, Inc. - CFO

Thank you, Marc. I now turn to our balance sheet and give an overview of our liquidity and overall leverage profile. With respect to our liquidity, we ended the year with approximately $194 million of cash, including $89 million of restricted cash.

In addition to our cash position, we have an undrawn $150 million credit facility and 13 unencumbered hotels. During 2013 these unencumbered assets collectively generated approximately $70.6 million of EBITDA.

At the end of the year we had $1.5 billion of consolidated debt and preferred securities, which includes 100% of the $232 million mortgage secured by the Hilton San Diego Bayfront. Adjusting for the debt attributed to our minority partner in this asset, our pro rata debt balance is currently $1.46 billion, which consists of entirely well staggered, non-cross mortgage debt and preferred securities.

Our debt has a weighted average term to maturity of 3.7 years and an average interest rate of 4.86%. Our variable rate debt as a percentage of total debt stands at 29.3% and we have no debt maturities through early 2015. We are comfortable with our current leverage profile and our ability to continue to achieve our long-term credit milestones. Consistent with the track record we built over the past several years, we expect to further improve our balance sheet and increase our financial flexibility in a methodical and shareholder-friendly manner as the lodging cycle continues.

Now turning to guidance. A full reconciliation of our current guidance can be found on pages 17 to 19 of our supplemental as well as in our earnings release. As noted, with our major 2013 renovations now complete, and with a solid base of group rooms on the books, we expect to see acceleration in the pace of our RevPAR growth in 2014 and beyond. That said, as Ken noted, we see no reason to be aggressive in our full-year guidance at this time as we have typically done. We’ve set guidance — we set our guidance range in a range that we believe is realistic and attainable.

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For the first quarter we see RevPAR growing between 5.5 % and 7.5%.We expect first-quarter adjusted EBITDA to come in between $44 million and $47 million and we expect first-quarter adjusted FFO per diluted share to between $0.12 and $0.14. The midpoint of this range implies 44% growth in our adjusted FFO per share in the first quarter

.Our full-year 2014 adjusted EBITDA guidance ranges from $275 million to $295 million and our full-year adjusted FFO guidance ranges from $1.04 to $1.15 per diluted share. At the midpoint this indicates an 18% increase in FFO per share as compared to 2013. With that, I’ll now turn the call back over to Ken to wrap up.

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Thank you very much, Bryan.

I will discuss industry fundamentals and our corporate priorities before opening up the call to questions. The lodging recovery that began in December of 2009 remains strongly on track. Consistent with our prior comments, we expect continued gradual improvement in the lodging industry fundamentals for the next several years, albeit at a more measured rate of recovery than during prior cycles. While we are seeing pockets of new hotel supply in certain of our markets, particularly in New York, Chicago and Washington DC, the trailing 12-month US lodging demand to supply growth rate spread is roughly 1.7 percentage points in favor of demand, which is well above historical norms. This is a positive indicator for the health of our industry, which we expect to persist for some time.

Based on the supply pipelines we monitor, we believe the industry will continue to experience lower overall new hotel supply additions than it has during prior cycles for the remainder of the current recovery. Meanwhile, we expect to see continued growth in demand for upper upscale hotel rooms across our portfolio as the ongoing rebound in employment, corporate profits and improving consumer and business sentiment continue to fuel high rated travel, especially in the major US markets where we have hotel investments. With constructive industry fundamentals as a backdrop, I can summarize our 2014 priorities very succinctly by stating that we plan to stay the course.

Specifically, as we continue to navigate the middle years of what we believe will be a prolonged period of growth for lodging companies, our long-term goal is unchanged: build shareholder value by improving the quality and scale of our portfolio while gradually deleveraging our balance sheet. Over the past several years we have demonstrated that our long-term goal is not a contradiction. With discipline and foresight, a lodging REIT can create meaningful shareholder value while deleveraging its balance sheet. Moreover, with our portfolio now operating at all-time high occupancy levels with very strong average daily rates, our ability to efficiently translate incremental revenues into profit growth continues to improve. And we have grown incrementally more positive on our outlook for 2014 and beyond.

With that, we thank you for your time today and for your continued interest in Sunstone. Before opening up the call to questions I’d like to invite everyone on today’s call to our Investor Day that we have scheduled for April 9 at our Hilton Times Square. Details for this event can be found on our website or on the press release we uploaded this morning. And with that, let’s open up the call to questions. Sarah, please go ahead.

QUESTION AND ANSWER

Chris Woronka, Deutsche Bank.

Chris Woronka  — Deutsche Bank - Analyst

Hello guys. On the property tax issue, thanks for showing us the impact of that in the fourth quarter. But what’s kind of your outlook there and how much is it going to impact your margins? I know that we’ve heard a lot of things from your peers about California being an area of big increases and maybe you can just give us your outlook for property taxes there and across the portfolio?

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Sure, Chris. Good morning. Look, property taxes have been a focus of ours for a long time. And we’ve seen periods of pretty good wins on a property tax front and then in cases like we had in the fourth quarter we’ve had some property taxes appeals go against us.

Over time we think that our aggressive approach to how we manage property taxes will result in better than average trends there and I don’t see us projecting property taxes meaningfully outpacing other expense streams. I will say that last year property taxes increased on a per occupied room basis by about $1.20, which was one of the most significant moves that we saw of any of our expenses across our portfolio.

But again, that was what we believe were isolated events and I would expect as our ongoing appeals efforts come to fruition over the course of this year you very well may see some changes in that.

Bryan Giglia  — Sunstone Hotel Investors, Inc. - CFO

Chris, this is Bryan. Just add to that. The time it takes and during the appeal process is substantial, especially in California where we have been appealing the Hilton San Diego real estate tax from when we acquired the hotel and just received a refund for the prior three years on that.

The lead times on the appeals can be up to three, four years. So when the rates go up, we fight and appeal each one,bBut the lead time and the lag it takes to get those funds back or get a new valuation takes a while.

Chris Woronka  — Deutsche Bank - Analyst

And just to follow-up on that, is it a case of purely the valuations going up? Or are the rates going up as well?

Bryan Giglia  — Sunstone Hotel Investors, Inc. - CFO

We see a bit of both across the board. It’s pretty even between the two.

Chris Woronka  — Deutsche Bank - Analyst

Okay. And just on acquisitions, you guys have a thought in moving to a property in most of the major markets, certainly the top 10 that we look at. To the extent you have an appetite for acquisitions and you can find something at the right price, are you more likely to kind of look at a few new markets? Or would you prefer to go deeper in places like San Francisco and Boston?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Thanks Chris. We’ve been pretty fortunate on the acquisitions front cycle-to-date. The deals that we’ve closed we’re very pleased with.

I’d say as the cycle continues to mature we’ll be incrementally even more disciplined than we have been around acquisitions. So depending on where the equity markets are and depending on where the competitive bid processes for acquisitions, you may see us be slightly less acquisitive going forward.

The markets that we are looking to continue to build out an allocation to, we do like San Francisco. Again, you see some prices where assets are trading are well north what we were able to acquire the Hyatt Regency Embarcadero at. We like our price point there. We don’t necessarily like the price point at which we’re seeing other hotels trade. But we’ll continue to monitor that market.

We like Seattle. We’d love to build out a better base in Portland. We like Hawaii, although we’re seeing some changes right now in the tax environment there that are probably going to keep us on the sideline at least for the near term.

And aside from that we’ll continue to look at gateway markets. Although our allocation to Boston, New York, DC, I think we’ve got a pretty good balance to allocation at this point on the major East Coast markets.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Chris Woronka  — Deutsche Bank - Analyst

Great. And just a quick follow-up on that dividend. It sounds like a special in the fourth quarter but how should we think about that $0.05 quarterly run rate?

Is it pretty much assured you’re just going to keep that? Or could some of that special effectively bleed into a higher quarterly run rate?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Chris, I’m actually going to take this and then turn it over to John in a second. We’ve spent a lot of time on the dividends. We’ve got a very considered viewpoint on what a dividend is and what it is not for a capital-intensive business like ours.

So at this point we do expect to maintain a $0.05 cash quarterly dividend. As we said in our notes in the release and in our comments today, we’ll make a determination in the fourth quarter as to the constitution and size of the fourth quarter dividend.

I wouldn’t consider the special dividend. The $0.60 that we talked about in our release, that is run rate taxable income for the — for what our portfolio is generating today. We would expect that amount to grow over time.

So one way or the other that dividend is going to — we’re required to make those dividends, that dividends will be there and will likely grow. So we’d caution you not to think of that as a special dividend but rather a fourth-quarter, a larger fourth-quarter dividend than the first three quarters. I don’t know, John, do you have some more?

John Arabia  — Sunstone Hotel Investors, Inc. - President

No, I think that’s it. Chris, good morning. As Ken said we will maintain a very stable cash dividend, that $0.05 per quarter, and then as the year goes on we will continue to evaluate the size and composition of the topper dividend, as we’ve been calling it. And just keep in mind as Ken said but I’ll add emphasis to, the total distribution requirements as we get further into the economic recovery, that number should increase — is likely to increase fairly meaningfully year-over-year.

Chris Woronka  — Deutsche Bank - Analyst

Okay, very good. Thanks, guys.

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Thanks, Chris.

Operator

David Loeb, Baird.

David Loeb  — Robert W. Baird & Company, Inc. - Analyst

Good morning, gentlemen. It’s still morning for me.

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Hey David.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

David Loeb  — Robert W. Baird & Company, Inc. - Analyst

A couple of questions on capital allocation, capital spending. Can you talk a little bit about what you’re going to do with $5 million in the Renaissance DC? I thought you’d really done everything there with the big overall. Why the $5 million more now?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

So Renaissance DC is simply the meeting space. As you know that’s a large group hotel and we are in the process of working on all the ballrooms, all the meeting space level and getting that up to a consistent quality level with the rest of the rooms.

David Loeb  — Robert W. Baird & Company, Inc. - Analyst

So was that just not done as part of the previous?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Correct.

David Loeb  — Robert W. Baird & Company, Inc. - Analyst

Okay. Interesting. And can you just give us an update on your thoughts on the rooms tower in San Diego?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Update on the thoughts on the rooms tower in San Diego?

David Loeb  — Robert W. Baird & Company, Inc. - Analyst

Yes, doing another rooms tower.

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

I’m sorry, David, are you asking about our existing hotel?

David Loeb  — Robert W. Baird & Company, Inc. - Analyst

I’m asking about the possibility of adding a rooms tower to your existing hotel.

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

We are not at this point contemplating adding a rooms tower to that hotel. There’s a process underway in San Diego for the expansion of the convention center, which is working through an appeals process and we’ve got an option there. And as we sit here today we have not exercised that option and we’ll make a determination probably in the next 18 months or so for if we’re likely to proceed.

David Loeb  — Robert W. Baird & Company, Inc. - Analyst

Okay, great. Thanks.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Operator

Lukas Hartwich, Green Street Advisors.

Lukas Hartwich  — Green Street Advisors - Analyst

Thanks. Hey guys. I’m just curious what your yield estimate is on the retail portion of the Park Plaza?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Sure. And actually the yield is pretty consistent with what we talked about when we announced the acquisition. When we announced the hotel acquisition we talked about 43,000 square feet of underutilized or unutilized retail space in the hotel.

As we talked about today we’ve got 30,000 square feet of space earmarked for lease up over the course of this year and into the beginning of next year. So right now we’re seeing somewhere between $1.5 million and $2 million of rental income on the space.

Our build out is a relatively small percentage of the total phase I budget for that space. But you have to also add our allocated purchase price to that square footage when you come up with the yield.

So we see it as yielding better than the overall hotel, but not significantly — not at the significant levels that you would expect based on the net cost that’s required to prepare the space for leasing. If that makes sense.

Lukas Hartwich  — Green Street Advisors - Analyst

Yes. That’s helpful.

John Arabia  — Sunstone Hotel Investors, Inc. - President

Lukas, just to follow on on that, that retail podium leased out is probably in the neighborhood of $30 million to $35 million of value is the way we look at it. And so when you back that off from 1,053-room hotel you can see that there — unlike most hotels there’s considerable value in the real estate on that fantastic corner in the Back Bay.

So take that in consideration when you think about our — once we’re done with the renovation the total investment in the hotel.

Lukas Hartwich  — Green Street Advisors - Analyst

That’s helpful. Thanks. And then just another quick one. Do you have any sort of return expectations on the new digital sign at the Doubletree in Times Square?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Yes. That’s even more straightforward. We’ve leased that up over the next three years. Our total cost to build that sign was about $3 million.

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

The cost of the sign was actually $1 million. There were some structural things we were doing else on the building, didn’t relate to that. And lease up is in the neighborhood of $400,000 to $500,000 a year that we’re going to be getting from a lease.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Lukas Hartwich  — Green Street Advisors - Analyst

So a 50% return?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Yes, cash on cash. Not including — I was including in the $3 million some of the stuff that we did to the front door and the facade which Marc’s correct, the sign itself is only about $1 million investment.

Lukas Hartwich  — Green Street Advisors - Analyst

That’s a new sign, right? It’s not a replacement of an older sign?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

It’s a replacement of — if you’re familiar with the hotel, there was a very dated sign that said Doubletree Suites. It was a marquee, a lighted marquee sign. That’s been replaced now with a complete LED video screen.

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

Right. The old sign was non-revenue generating. The new sign is revenue generating.

Lukas Hartwich  — Green Street Advisors - Analyst

Okay. That’s really helpful. Thanks, guys.

Operator

Ryan Meliker, MLV & Co.

Ryan Meliker  — MLV &  Co. - Analyst

Hey guys. I appreciate all the color you gave in your prepared remarks with regards to how you’re comfortable with your guidance range. I was just hoping to further tee it up a little bit more, first of all with regards to the Renaissance DC.

Can you give us an idea of where your group revenue pace is for the portfolio excluding that asset? You mentioned that asset was down about 10%. I don’t know what component of overall group that property is right now.

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Sure. So I’ll hand it over to Marc. Our pace overall for 2014 portfolio-wide, including Renaissance DC, is up 4%. And then let me give it to Marc.

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

And without the Renaissance DC we’re up plus 6%.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Ryan Meliker  — MLV &  Co. - Analyst

Right. So that’s having a pretty big impact. Is the majority of impact from the Renaissance going to be in the back half of the year after the Marriott opens? Or is it going to be gradual throughout the year?

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

No, it’s actually spread throughout the year and we’re actually up in pace in Q4 and a little down in Q3 and down slightly flat in Q2 and down a little bit in one. So it’s really spread out.

Ryan Meliker  — MLV &  Co. - Analyst

Got it. And then how’s that property looking for 2014 with — or 2015 with the new Marriott Marquis already open? Are you starting to see some nice uptick from new citywide conventions and things driving that, that the Marriott Marquis’ driving?

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

Citywides in Washington DC in 2015 are basically even. But the real strength comes in in 2016 and 2017 where you’re really starting to see good movement in citywides now that you have a gateway connecting hotel to the convention center.

Ryan Meliker  — MLV &  Co. - Analyst

So is that property likely to be a drag again in 2015?

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

I wouldn’t use the term drag. We suspect it will see a slight RevPAR uptick from the down RevPAR this year, but it won’t be strong.

Ryan Meliker  — MLV &  Co. - Analyst

Okay, great.

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

We do expect strength — we do expect growth and strength really coming in 2016 and 2017 to that hotel.

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

And, Ryan, you’ve also got to think or understand that the redevelopment of the City Center site that used to be the old convention center is in its final stages right now. That whole $1.8 billion redevelopment effort is at our front door.

So we see a great deal of transient demand uplift as that project comes online. So yes, the marquee is going to come on. Definitely will have an impact on our hotel this year as we talked about, but overall we love the street corner that we’re on in Washington DC and as Marc was just saying the long-term prospects for our asset in that market are very positive.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Ryan Meliker  — MLV &  Co. - Analyst

Great that’s helpful. Then just with regards to New York City and your two assets in Times Square. Smith Travel Research or Hotel News Now put out an article about midtown to less Times Square area seeing rates up 90% over the Super Bowl weekend. Any color on how you’re hotels performed and what that plus 53% for the Hilton would have been excluding the Super Bowl and what the Doubletree at plus 4% would be excluding the Super Bowl?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Sure. Let me start off and I’ll hand it over to Marc for more specifics. I think if you remember to our last call we mentioned that we didn’t see the Super Bowl as having a noteworthy impact on our New York hotels.

Number one, the stay patterns weren’t as constructive as we’d seen in other markets. Nor was the rooms base small enough to have the Super Bowl make a big impact.

We talked about New Orleans where our JW Marriott in New Orleans had a 3.8 percentage point improvement in RevPAR in the full-year as a result of the Super Bowl. We did not see that kind of an uptick in New York, but we did see better than anticipated trends at both of our hotels. Marc, if you want to give some more specifics on -the Super Bowl

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

Yes. We’ll have to get back to you to the exact specifics without Super Bowl impact, but in general we did have a good Super Bowl week. But as Ken said if you sort of take a look at what’s occurred over the last 4 or 5 years in that market, or 3 or 4 years around the same timeframe, it was not hugely impactful to Times Square because Times Square is so strong in general.

Ryan Meliker  — MLV &  Co. - Analyst

Yes, I just — I understand that the Super Bowl didn’t have as big of an impact on New York as a market like New York — New Orleans just given the size. But given some of the travel researchers analysis saying that Times Square itself saw 100% increase in rate I was just wondering if you guys saw anything close to that?

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

No. Well, okay, over the three-day period we had very good rate growth, but nothing like 100% rate growth.

Ryan Meliker  — MLV &  Co. - Analyst

Okay. Thanks.

Operator

Andrew Didora, Bank of America.

Andrew Didora  — Bank of America - Analyst

Good morning, I guess good afternoon everyone. Ken, one of the themes I’ve been hearing on a lot of the conference calls of late has been the strength of the West Coast.

San Diego is the one market that you really never hear cited. Can you maybe talk about what you’re seeing in that market and what your outlook is for the rest of this year and into 2015? Thanks.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Sure, no problem. We talked about Boston, San Francisco and Orlando as being bright spots across our portfolio this year. San Diego as far as citywides go this year you’re basically flat. You are going to see an uptick in 2015 and then some very nice trends in 2016 and 2017. So overall we think San Diego is going to have an okay year this year followed by some pretty positive long-term indicators beginning in 2015 and beyond.

Andrew Didora  — Bank of America - Analyst

Great. And then just final question for me. As we get later in the cycle now do you continue to see some opportunities to sell some assets right now as the cycle continues? That’s it for me. Thanks.

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

We have done a reasonably good job of paring out some of our legacy hotels from the portfolio. There are still two or three hotels or three or four hotels within our portfolio that would be sale candidates over the remainder of this cycle.

Just as we’re going to pursue acquisitions with I think incrementally more caution and diligence, we’ll do the same thing with asset sales. But certainly you could see us look to sell maybe three or four hotels over the next 18 to 24 months.

John Arabia  — Sunstone Hotel Investors, Inc. - President

Hey, Andrew, John Arabia. Just really quickly piggyback onto Ken’s comments. I think it’s important to keep in mind the recent strength and improving strength of the CMBS markets and how that will potentially impact demand for hotels from private equity. Particularly some hotels that might not be core urban.

So I think that that gives us an opportunity to selectively over time take a look at the portfolio and potentially dispose of incremental assets. But you know as Ken said, I think we’ve done a very, very good job of pruning the portfolio to what is a high-quality portfolio.

Andrew Didora  — Bank of America - Analyst

That’s great, guys. Appreciate it.

Operator

Anthony Powell, Barclays.

Anthony Powell  — Barclays Capital - Analyst

Good afternoon. Just a quick question on the Boston Park Plaza retail. Is there an opportunity to monetize the retail away from the hotel, given some of the divestitures that we’ve seen in the retail market?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Yes, Anthony, very good question. There very well may be and at some point in the future. Right now we like the idea of owning the consolidated interest in this asset.

As we talked about on the call our long-term vision for this hotel is pretty exciting. There’s a clear opportunity we believe to upgrade the quality of the hotel and in the process upgrade the nature of the retail and the other tenants that are located in the building.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Once that’s come to full fruition and we’ve realized the benefits of that, there could be a scenario where we look to hive off the retail and monetize that at a higher price point than the value it would be trading — valued at within our portfolio. Right now though we like controlling the entire operation.

Anthony Powell  — Barclays Capital - Analyst

Thanks for that. And just a follow-up on the group trends. I think you and others in the industry have seen strong from production for 2014 and beyond. How was your in the quarter for the quarter group bookings in the fourth quarter and how do you expect that business to trend for the rest of this year?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Sure. I’ll start off and then I’ll hand it to Marc. The fourth quarter group bookings were softer than what we had seen in prior quarters. I would encourage you not read a whole lot into that.

We talked about our productivity for the full year as increasing almost 3%. We see those trends continuing into 2014. But fourth quarter was a little bit softer on the overall group booking trend in part, this is once again the numbers are in part skewed because of the Marriott calendar shift. So Marc, do you want to give some more specifics on that?

Marc Hoffman  — Sunstone Hotel Investors, Inc. - COO

For the full year we were very strong and were positive, but the fourth quarter shift with Marriott having 20 less days in group production makes a change.

Anthony Powell  — Barclays Capital - Analyst

Okay, thank you.

Operator

Bill Crow, Raymond James and Associates.

Bill Crow  — Raymond James & Associates - Analyst

Good morning, guys. Most of my questions have been answered, but one of the things we don’t see a lot of is share repurchases in the hotel REIT sector. And I understand it’s just another weapon in your arsenal, you may never use it. Can you tell me what might trigger its use? And maybe John, this is for you given your prior employer. Is this an NAV driven thought process? Is it a discount to the peer set? Is it some sort of discount to replacement cost? At what point would you anticipate going forward with this?

John Arabia  — Sunstone Hotel Investors, Inc. - President

It’s John. Relative to peers it really doesn’t matter all that much when you’re arbitraging between public and private pricing. It’s really discount to NAV and it would have to be a notable discount to NAV considering, as we all know, that NAV is not a pure science so to speak.

But we do feel comfortable that we know the value of our portfolio, albeit one that those values are changing based on what’s going on in the world. I will tell you it’s not simply a discount to NAV, rather we need to take into consideration our corporate objectives, our liquidity and our balance sheet objectives.

But I think you said it well, Bill, this gives us another tool or another weapon for us to go out and create shareholder value if there is significant dislocation in our stock. And the best investment for our shareholders is earned shares.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

So at the current share price, as I mentioned in our prepared remarks, as of today the share repurchase program would not be used. But let’s see what happens going forward and we’re ready to take advantage of those opportunities.

Bill Crow  — Raymond James & Associates - Analyst

Great. Thanks guys.

Operator

David Auerbach, Esposito Securities.

David Auerbach  — Esposito Securities - Analyst

Good morning, guys. Thanks for taking my call. Most of my questions have also been answered, but I just have two thoughts.

You mentioned some of the cities that you guys are looking at for opportunity if the price was right. So just looking at the portfolio, I guess if you had to pick two or three specific locations that you might want to take a look at or if you could get involved in, where would those be? Like Seattle, Atlanta or Denver, just curious. And then also your thoughts on the preferred possibly floating a new issue where the current preferreds at and I’ll hang up and listen.

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

All right. Hey, David, thanks for the question. Again, markets that we would consider making investments in, we like all the gateway markets in the US where we currently have assets. We feel like our allocation is pretty full in markets like Chicago and Boston at this point.

But we will continue to look at markets like Seattle. We would like to get a little bit bigger presence in San Francisco. We wouldn’t mind doing more in Portland and certainly could do more in LA and San Diego as well.

As far as your question on the preferred, as you know over the last year we’ve retired a considerable chunk of our existing preferreds, we have about $115 million of preferreds outstanding at an 8% yield. It’s an interesting security for us. But overall, given our continued focus on gradual deleveraging of our portfolio, we’re probably in the near term at least unlikely to issue any preferreds.

The current tranche that we have outstanding is not repayable at par until 2016. So it’s likely to stay outstanding until that point.

David Auerbach  — Esposito Securities - Analyst

Great thanks. Keep up the great work.

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Thank you, David.

Operator

Nikhil Bhalla, FBR.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Nikhil Bhalla  — FBR - Analyst

Thank you. Hi Ken. Just a question on the Hilton reward points. I recall hearing from you a quarter or two ago that that was an issue in New York. Is that still an issue for you?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Do you refer specifically to what issue?

Nikhil Bhalla  — FBR - Analyst

This is regarding the Hilton reward points. I remember I think a quarter or two ago you talked about seeing some headwinds because of that in your assets in New York. I was just wondering if the reward points, or monetization of those reward points is still an issue?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

Absolutely. Thank you, I didn’t hear that piece of the question up front. So thanks for asking that. Clearly, as we stated a few months ago, the Hilton devaluates from their rewards point and then the change in the overall system for our hotels in Times Square as anticipated had a very meaningful impact on those hotels over the course of 2013 and certainly in the fourth quarter when those shoppers weekends kicked in.

In 2013 we saw an overall reduction in redemption room nights, for example at our Doubletree Times Square. Basically the redemption room nights were cut in half. In 2012 they ran at about 24% of our total revenue. 2013 they were about 12% of our total revenue.

If you look at our supplemental you can see the impact of that change on the performance, especially at the Doubletree. And in particular it shows up on the margin trends. That’s one area where I believe I called out in my comments at the beginning of the call that that change alone had a fairly significant impact on that hotel’s ability to yield out its rooms base over the course of the fourth quarter kind of come to a head in the New Year’s Eve timeframe.

That’s baked in at this point. While the rules certainly are subject to change again in the future, our expectation is that the run rate that we had in 2013 is likely to be consistent with what we’re seeing going forward at that hotel.

As we’ve done in the past we’ll continue to work with our operators to come up with more sophisticated and direct revenue management strategies to maneuver within the current Honors rules environment.

Nikhil Bhalla  — FBR - Analyst

Just to take that a little bit further, would that suggest that your Hilton Times Square hotel could — clearly year-to-date you talked about 50% RevPAR growth. Could that see continued impact for the remainder of the year as well as the Doubletree? Or would you say that the Hilton Times Square, given all the renovations, is probably a little bit better position now for the rest of the year versus the Doubletree?

Ken Cruse  — Sunstone Hotel Investors, Inc. - CEO

There’s two things there. The Hilton Times Square, which is located at 42nd and has a different rooms product than what you got at the Doubletree which is a big suite product, the Hilton Times Square does less rewards redemptions than the Doubletree.

In fact, in 2013 the change in revenue that was generated through rewards redemptions was much, much less pronounced. It was about two percentage point of total revenue. It went from 10% of total revenue in 2012 to about 8% in 2013.

So less impactful there for sure. I will say the renovations work that we completed over the course of 2013 in the Hilton does even more to help that hotel be competitive against the existing hotel base absent the ability to yield out the rooms with the reward system. So I think we’re in good shape there.

We think we’re in good shape in both hotels. But that was unfortunate to have to take a little bit of a step back on the revenue management strategies during 2013.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Nikhil Bhalla  — FBR - Analyst

Got it. And just one follow-up question for John here. John, could you just reconcile for us the SG&A this year versus last year?

Bryan Giglia  — Sunstone Hotel Investors, Inc. - CFO

Hi Nikhil, it’s Bryan. We guided this year to overhead, cash overhead of approximately $20 million, $20.1 million. That’s about roughly $1 million higher than where we were last year on a run rate basis.

Nikhil Bhalla  — FBR - Analyst

Okay. And then the non-cash part is probably around $6 million or so?

Bryan Giglia  — Sunstone Hotel Investors, Inc. - CFO

$6 million, yes, and that’s stock amortization.

Nikhil Bhalla  — FBR - Analyst

Okay. Great. Sorry, one last question for John here. John, you referenced the CMBS market and how that could be instrumental in maybe selling a part of the portfolio here.

My sense is you are thinking more from a standpoint of selling a chunk of portfolio when we think of CMBS debt we tend to think applicability more on the larger outside rather than signal one-off assets. Just want to kind of get a sense of what you thought there?

John Arabia  — Sunstone Hotel Investors, Inc. - President

No, and I’m sorry, I hope I did not imply that because that’s not our intention to sell off a chunk or a large portfolio as you say. My comment really was the CMBS market has markedly improved and you’re seeing run values upwards of 80% in some situations on stabilized assets.

Clearly that cheap capital I think will advantage private equity buyers who just have a different view on leverage. And I think it will also fuel continued increases in overall hotel values.

So my point really was is the overall pendulum that has been strongly in favor of REIT acquisitions over the past few years, that pendulum I think is swinging a little bit more towards the favor of private equity and to the extent that it could help us to the extent that we over the next few years, nothing over the next few years look to divest of a very small number of our hotels.

Nikhil Bhalla  — FBR - Analyst

Understood. Thank you very much.

Operator

There are no further questions at this time. Please continue.

FEBRUARY 21, 2014 / 05:00PM GMT, SHO - Q4 2013 Sunstone Hotel Investors, Inc. Earnings Conference Call

Ken Cruse - Sunstone Hotel Investors, Inc. - CEO

Great. Thank you very much everyone for joining us today and we look forward to seeing many of you at our Investor Day. Again, it’s scheduled for April 9 at the Hilton Times Square. Thank you.

Operator

Ladies and gentlemen this concludes the conference call for today. Thank you for participating. You may now disconnect your lines.